Exhibit 99.1

For more information, contact:

Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

Kate Sharadin
The Sharadin Group
Phone (425) 869-9778

REGENERATION TECHNOLOGIES ANNOUNCES 2007 FIRST QUARTER RESULTS

Company Will Hold Conference Call at 9 a.m. ET

ALACHUA, Fla. (May 8, 2007) – Regeneration Technologies, Inc. (RTI) (NASDAQ: RTIX), a leading processor of orthopedic and other biologic implants, announced today that the company’s revenues were $22.0 million for the first quarter of 2007, an increase of 20 percent compared to $18.4 million for the first quarter 2006.

For the first quarter ended March 31, 2007, the company reported net income of $134,000 and break-even earnings per diluted share, compared to net loss of $1.3 million and net loss per diluted share of $0.04 for the first quarter 2006.

“We’re very pleased to report a return to profitability,” said Brian K. Hutchison, RTI chairman, president and CEO. “The first quarter results reflected increased levels of donated tissue available for distribution and strong demand for each of our product lines. The changes we made to our business model in the second half of 2006 are starting to move the company into a positive direction, and we look forward to that trend continuing.”

First Quarter 2007 Analysis

Spinal: Revenues from distribution of spinal implants were $9.5 million for the first quarter, compared to $9.2 million in the previous year, representing an increase of 4 percent. The increase in revenues relates to higher average distribution fees due to a change in mix of products distributed and fee increases initiated in the fourth quarter of 2006.

Sports Medicine: Revenues from distribution of sports medicine implants were $5.4 million for first quarter, compared to $3.2 million for the previous year, representing an increase of 69 percent. Sports medicine revenues increased as a result of average revenue per unit increasing by 14 percent primarily due to increased fees on tendons and changes in the distribution mix. In addition, unit volume increased by 49 percent primarily due to higher numbers of tendons distributed, including our assembled tendons, as compared to the first quarter of the previous year.

Bone Graft Substitutes: Revenues from distribution of bone graft substitutes were $4.5 million for the first quarter, compared to $3.8 million for the previous year, representing an increase of 18 percent. The increase in revenues was attributable to higher average distribution fees due to a change in mix of products during the quarter.

Cardiovascular: Revenues from distribution of cardiovascular implants were $938,000 for the first quarter, compared to $1.3 million for the previous year, representing a decrease of 27 percent. The decreased revenue reflected our exit activities in this area as we continue to distribute remaining inventories.

General Orthopedic: Revenues from general orthopedic implants were $213,000 for the first quarter, compared to $277,000 for the first quarter of the previous year, representing a decrease of 23 percent. The decline related to a decrease in unit volume during the quarter.

Other Revenues: Other revenues were $1.5 million for the first quarter, compared to $709,000 for the previous year, representing an increase of 114 percent. These revenues are comprised primarily of fees for tissue recoveries for other processors, which represented the majority of the increase, as well as laboratory testing and other fees.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast today, May 8, 2007 at 9 a.m. ET to discuss first quarter results. The conference call can be accessed by dialing 800-593-7169, passcode RTIX Q1. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through June 8, 2007 and can be accessed by calling 866-423-2216; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Fees from tissue distribution	$20,497	$17,716
Other revenues	1,518	709

Total revenues	22,015	18,425
Costs of processing and distribution	13,913	12,932

Gross profit	8,102	5,493

Expenses:
Marketing, general and administrative	6,633	6,278
Research and development	1,227	1,219
Gain on business exchange	(197)	—
Asset abandonments	4	—

Total expenses	7,667	7,497

Operating income (loss)	435	(2,004)

Other income (expense):
Interest income	179	248
Interest expense	(201)	(231)

Total other (expense) income - net	(22)	17

Income before income tax (expense) benefit	413	(1,987)
Income tax (expense) benefit	(279)	691

Net income (loss)	$134	$(1,296)

Net income (loss) per common share - basic	$0.00	$(0.04)

Net income (loss) per common share - diluted	$0.00	$(0.04)

Weighted average shares outstanding - basic	29,775,382	29,711,763

Weighted average shares outstanding - diluted	30,119,803	29,711,763

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2007	2006
Fees from tissue distribution:
Spinal constructs	$9,498	$9,180
Sports medicine	5,395	3,188
Bone graft substitutes	4,453	3,782
Cardiovascular	938	1,289
General orthopedic	213	277
Other revenues	1,518	709

Total	$22,015	$18,425

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$16,567	$15,509
Accounts receivable - less allowances of $270 in 2007 and $248 in 2006	7,279	9,337
Inventories - net	36,922	37,026
Prepaid and other current assets	1,325	941
Deferred tax assets - current	9,912	10,488

Total current assets	72,005	73,301
Property, plant and equipment - net	40,333	41,047
Deferred tax assets	5,933	4,893
Goodwill and other intangible assets	9,021	8,860
Other assets - net	1,662	1,707

Total assets	$128,954	$129,808

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,626	$7,949
Accrued expenses	4,813	6,293
Current portion of long-term obligations	2,004	2,275

Total current liabilities	14,443	16,517
Long-term obligations - less current portion	3,020	3,401
Other long-term liabilities	743	—

Total liabilities	18,206	19,918

Stockholders’ Equity:
Common stock, $.001 par value: 50,000,000 shares authorized; 29,776,315 and 29,773,515 shares issued and outstanding, respectively	30	30
Additional paid-in capital	130,496	129,772
Accumulated deficit	(19,764)	(19,898)
Less treasury stock, 133,296 shares, at cost	(14)	(14)

Total stockholders’ equity	110,748	109,890

Total liabilities and stockholders’ equity	$128,954	$129,808

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$134	$(1,296)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	1,426	1,251
Amortization of deferred financing costs	43	43
Provision for bad debts	25	—
Provision for inventory writedowns	161	423
Provision for product returns	38	—
Amortization of deferred revenue	—	(35)
Deferred income tax benefit	(464)	(691)
Deferred stock-based compensation and nonqualified option expense	717	744
Gain on business exchange	(197)	—
Loss on asset abandonments	4	—
Changes in assets and liabilities:
Accounts receivable	1,995	2,312
Inventories	(56)	(158)
Prepaid and other current assets	(384)	(794)
Other assets	(198)	33
Accounts payable	(608)	356
Accrued expenses	(1,480)	(2,100)
Other long-term liabilities	743	(63)

Net cash provided by operating activities	1,899	25

Cash flows from investing activities:
Purchases of property, plant and equipment	(204)	(226)
Proceeds from sale of property, plant and equipment	8	200

Net cash used in investing activities	(196)	(26)

Cash flows from financing activities:
Proceeds from exercise of stock options	7	4
Payments on long-term obligations	(652)	(571)

Net cash used in financing activities	(645)	(567)

Net increase (decrease) in cash and cash equivalents	1,058	(568)
Cash and cash equivalents, beginning of period	15,509	25,559

Cash and cash equivalents, end of period	$16,567	$24,991